NewBridge Global Ventures Forms Industrial Hemp Joint Venture with The King Family of New Mexico

Joint Venture Positions NewBridge to become a Participant in the Industrial Hemp CBD Market

Alameda, CA, April 17, 2019 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the emerging and dynamic legal and regulated cannabis industry, today announced that it has signed a joint venture partnership agreement with King Hemp NM, LLC, providing for the formation of King Hemp Farm, LLC (“KHF”), which will cultivate, process and distribute industrial hemp CBD.

“This partnership is an exceptional opportunity for NewBridge Global Ventures,” commented Bob Bench, Interim President and CFO.  “The King Family has a long history in the State of New Mexico and are among the larger land owners and farm operators in the State.  In partnership with King Hemp NM, LLC, NewBridge has the opportunity to become one of the Largest hemp producers in New Mexico.”

The King Family has a 100 year history of farming, ranching, and public service in New Mexico, controlling thousands of acres of land. Their main crops recently are, wheat, alfalfa and corn. Industrial Hemp will be planted for the first time in 2019. NewBridge plans to develop 20 acres on the King Farm to build a processing facility, tissue culture seed breeding center, greenhouses and a Lab. The partnership will be using the most advanced genetics and farming techniques while and processing fresh biomass using the Company’s licensed patented water-based energy wave technology. NewBridge will issue to King Hemp NM, LLC 1,000,000 shares of its common stock for a 10 year lease on two 10 acre parcels of land for developing its campus.

Sam King, who has been interested in growing Industrial Hemp since the passing of the Farm Bill in late 2018, commented, “We are delighted with the opportunity that the State of New Mexico has given to their farmers with the legalization of industrial hemp. As my father before me, I am honored my children are involved in farming since many younger generations are not staying on the farm. With this new endeavor through King Hemp NM LLC, they are contributing to the King Family legacy by initiating production of this new sustainable crop with modern farming technologies.”

“We are excited to partner with NewBridge, who bring their patented water-based energy wave technology that will allow for rapid processing of the significant production of industrial hemp in a way that will not only be beneficial to the environment, but will also provide economic benefit for our local area and the State of New Mexico,” concluded Mr. King.

Dr. John MacKay, Chief Technology Officer and the leader of the project for NewBridge, as well as a noted expert on extraction, added, “This joint venture marks the next evolution for cannabis extraction as we will bring controlled cavitation and water to process an entire farm worth of fresh biomass in days. Not only does processing fresh biomass eliminate expensive drying rooms, processing fresh biomass at the peak of freshness, and before the plant degrades and loses precious compounds for a whole plant extract with a true full spectrum compound profile at scale.”

About King Hemp NM LLC

The King Family began farming near Stanley, New Mexico after the patriarch traded his Model T for a homestead in 1917.  Today, the 3rd and 4th generations are tending to the land.  Over their 100 years of farming and ranching experience they have raised beef cattle and grown beans, potatoes, wheat, alfalfa and corn. They are pleased to add industrial hemp to that list this year. Sam L. King, of SLK Farming, grows 3,500 acres of feed for dairy cows which is supplied to large New Mexico dairy farms year-round, comments, “We take satisfaction in the high-quality products grown and delivered to our customers on a daily basis.” Sam and his wife, Erin, along with their children, Tyler and Audra, take pride in being honorable stewards of the land and passing down traditions along with sustainable and innovative practices to the next generation of farmers.

About NewBridge Global Ventures

NewBridge Global Ventures, Inc.  (OTCQB: NBGV) is a US public company acquiring and currently operating a vertically integrated portfolio of California cannabis and hemp companies. Our vertical structure includes genetics, cloning, cultivation, processing, and distribution. We believe by focusing on compliance, industry best practices, standardization, and corporate governance, NewBridge Global Ventures, Inc. will be squarely positioned for rapid sales growth in the legal California cannabis and industrial hemp Industry. For more information go to: www.newbridgegv.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Bob Bench, Interim President

bob@newbridgegv.com

801-362-2115

Investors:

Kirin Smith / Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646.863.6519